                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
|_| Preliminary Proxy Statement    |_| Confidential, for Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials

|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               SILVER DINER, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)      Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5)      Total fee paid:

--------------------------------------------------------------------------------
|_| Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

--------------------------------------------------------------------------------
(2)       Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
(3)      Filing Party:

--------------------------------------------------------------------------------
(4)      Date Filed:

--------------------------------------------------------------------------------

                    [GRAPHIC SILVER DINER LOGO APPEARS HERE]


                              11806 Rockville Pike
                            Rockville, Maryland 20852

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 16, 2000
--------------------------------------------------------------------------------


         The annual meeting of stockholders of Silver Diner, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 16, 2000 at 10:00 a.m. (Eastern time), at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190, for the following purposes:

         1.  To elect the Company's directors; and

         2. To transact such other business as may properly come before the meeting and at any adjournment thereof.

         The Board of Directors (the "Board") has fixed the close of business on May 12, 2000 as the record date to determine stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                                  By Order of the Board


                                                  Ype Von Hengst
                                                  Secretary

May 15, 2000

                     [GRAPHIC LOGO SILVER DINER APPEAR HERE]




                              11806 Rockville Pike
                            Rockville, Maryland 20852

--------------------------------------------------------------------------------
                                 PROXY STATEMENT
--------------------------------------------------------------------------------


                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 16, 2000

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Silver Diner, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held on Friday, June 16, 2000 at 10:00 a.m. (Eastern time), at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190, and at any adjournment thereof (the "Meeting").

         Stockholders at the close of business on May 12, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. The stockholders will be entitled to one vote for each share of Common Stock, par value $.00074 per share, (the "Shares") held of record at the close of business on the Record Date. To take action at the Meeting, a quorum which is composed of holders of a majority of the outstanding Shares must be represented by proxy or in person at the Meeting. On May 12, 2000 there were 11,567,732 Shares outstanding.

         Shares represented by valid proxies received by the Company in time for the Meeting will be voted as specified in such proxies. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or by filing with the Company's secretary an instrument of revocation or a duly executed proxy bearing a later date.

         Votes cast by proxy or in person at the Meeting will be tabulated by the judge of elections appointed for the Meeting. The judge of elections will treat abstentions as Shares that are present and entitled to be voted for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Shares to vote on a particular matter, such Shares will not be considered as present and entitled to vote with respect to that matter.

         This proxy statement, the accompanying proxy, and the Company's annual report to stockholders for the year ended January 2, 2000 (the "Annual Report"), were first sent or given to stockholders on or about May 16, 2000. ADDITIONAL COPIES OF THE ANNUAL REPORT, NOT INCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO: SILVER DINER, INC.,
ATTENTION: INVESTOR RELATIONS, 11806 ROCKVILLE PIKE, ROCKVILLE, MARYLAND 20852. EXHIBITS TO THE ANNUAL REPORT MAY BE FURNISHED TO STOCKHOLDERS UPON THE PAYMENT OF AN AMOUNT EQUAL TO THE REASONABLE EXPENSES INCURRED IN FURNISHING SUCH EXHIBITS.

                       BENEFICIAL OWNERSHIP OF THE SHARES

         As of March 31, 2000, the Company had 11,663,795 Shares issued and outstanding. The following table sets forth, to the Company's knowledge as of March 31, 2000, the beneficial ownership of Shares by each person or entity beneficially owning more than 5% of the Shares, each director, each nominee, and certain executive officers, individually, and all directors and executive officers as a group.

                                                                         Amount and Nature of
           Name and Address (1) of Beneficial Owner                    Beneficial Ownership (2)         Percent(3)
           ----------------------------------------                    ------------------------         ----------
Catherine Britton ..................................................      2,484,112 (4),(5)                21.3
Michael Collier ....................................................         79,928 (6)                      *
Robert T. Giaimo ...................................................      1,480,006 (7)                    12.4
Ype Von Hengst......................................................        308,498 (8)                     2.6
Edward H. Kaplan....................................................      1,007,000 (9),(5)                 8.6
Craig Kendall.......................................................         42,222 (10)                     *
Patrick Meskell ....................................................        211,332 (11)                    1.8
Louis P. Neeb ......................................................         34,906 (12),(5)                 *
Charles M. Steiner..................................................        627,729 (13),(5)                5.4
Timothy Cusick......................................................         71,124 (14)                     *
Jon Abbott..........................................................        100,000 (15)                     *
All directors and executive officers as a group (11 persons)........      6,072,668 (16)                   48.9

"*" means less than 1%
--------------
(1) The address for each beneficial owner listed above is Silver Diner, Inc., 11806 Rockville Pike, Rockville, Maryland 20852.

(2) Unless otherwise stated in Notes 4 through 14 below, all references to options are to options exercisable currently and within 60 days of March 31, 2000.

(3) Each percentage of beneficial ownership is calculated using a different denominator, consisting of the total number of Shares outstanding (11,663,795),including 55,000 shares purchased by Mr. Abbott from the Company in March 2000, increased by the number of options owned by the beneficial owner that are exercisable within 60 days. The denominator used to calculate the percentage of beneficial ownership of all directors and executive officers as a group is the sum of the total number of Shares outstanding (11,663,795) and all outstanding options held by directors and executive officers that are exercisable within 60 days.

(4) Includes: (a) 2,456,109 directly owned Shares; (b) options to purchase 8,000 Shares granted under the 1996 Non-Employee Director Stock Option Plan, exercisable at the prices set forth in Note 5 below; and (c) 20,003 Shares assigned to Ms. Britton by Robert T. Giaimo which are subject to an option held by Mr. Clinton A. Clark at an exercise price of $3.60 per Share through April 5, 2004. Of the 2,476,112 Shares directly owned by Ms. Britton, 1,000 are subject to the terms of a voting agreement described in clause (c) of Note 7. Does not include 1,480,006 Shares beneficially owned by Mr. Giaimo, Ms. Britton's spouse. Ms. Britton disclaims beneficial ownership of the Shares beneficially owned by Mr. Giaimo.

(5) Each non-employee director other than Mr. Collier (five persons, excluding Mr. Collier) holds options for 8,000 Shares granted under the 1996 Non- Employee Director Stock Option Plan, exercisable at the following prices: (a) 1,000 at $3.125 per Share; (b) 1,000 at $2.125 per Share; (c) 1,000 at $1.25 per Share; (d) 1,000 at $1.25 per Share;
         (e) 1,000 at $1.125 per Share;(f) 1,000 at $0.969 per Share; (g) 1,000
         at $0.8125 per Share; and (h) 1,000 at $0.938 per Share.

(6) Includes: (a) 52,857 directly owned Shares; (b) options to purchase 26,071 Shares granted under the 1991 Stock Option Plan at an exercise price of $.003 per Share; and (c) options to purchase 1,000 Shares granted under the Non-Employee Director Stock Option Plan at an exercise price of $0.938 per Share. Of the 52,857 Shares directly owned by Mr. Collier, 31,672 are subject to the terms of a voting agreement described in clause (d) of Note 7.

(7) Includes: (a) 421,565 directly owned Shares; (b) options to purchase 280,000 Shares granted under the Stock Option Plan at an exercise price of $1.238 per Share; (c) 223,436 Shares owned of record by five persons, two of whom were principals of the Company prior to March 27, 1996, and three of whom are transferees of Shares owned by two other principals of the Company prior to March 27, 1996, which are subject to a voting agreement; and (d) 555,005 Shares owned of record by stockholders of the Company that are subject to voting agreements. The voting rights described in clause (c) above were granted to Mr. Giaimo pursuant to the FTAC Voting and Lockup Agreement, as amended by an Addendum thereto, which provides that Mr. Giaimo has an irrevocable right to vote the Shares with respect to all matters in which stockholder approval is required under the Delaware General Corporation Law. The right survives until the earlier of (i) five years after March 27, 1996; (ii) the death of the stockholder; or (iii) the sale by Mr. Giaimo of 50% or more of his Shares. Notwithstanding the foregoing, up to a total of 50% of such Shares may be transferred free of the voting restrictions during the period commencing 48 months after March 27, 1996 and ending 60 months after such time. In addition, a security interest in the Shares may be granted at any time after 36 months after March 27, 1996 and in the event of a default with respect to such secured debt the Shares may be sold free and clear of such right. The voting rights described in clause (d) above were granted to Mr. Giaimo pursuant to the voting agreements that grant to Mr. Giaimo an irrevocable right to vote with respect to all matters in which stockholder approval is required under the Delaware General Corporation Law, including, without limitation, voting such stockholders' Shares in favor of nominees to the Board and for or against any and all matters that may come before the Company's stockholders for a vote. The appointment survives until the earliest of five years after March 27, 1996, the public offering of Shares by the Company from which the Company realizes $15 million or more, or the death of the stockholder. The 1,480,006 Shares beneficially owned by Mr. Giaimo do not include any Shares beneficially owned by Catherine Britton, Mr. Giaimo's spouse. Mr. Giaimo disclaims beneficial ownership of Shares beneficially owned by Catherine Britton. The 1,480,006 Shares beneficially owned by Mr. Giaimo also do not include Shares issuable upon the exercise of certain outstanding stock option agreements issued to employees of the Company ("Options") that will be subject to the terms of voting agreements between the holders of such Options and Mr. Giaimo ("Voting Agreements"). Pursuant to the Voting Agreements, Mr. Giaimo would have the sole power to vote the Shares issued upon the exercise of such Options until the earliest to occur of: (i) March 27, 2001; (ii) an underwritten public offering by the Company from which it realizes at least $15 million; or (iii) if applicable, termination of the optionee's employment with the Company as a result of death or incapacity. An aggregate of approximately 279,864 Shares issuable upon exercise of Options would be subject to the Voting Agreements. Of such Options, approximately 243,027 are currently exercisable through May 30, 2000 (including approximately 128,344 with an exercise price of less than $.01 per Share and approximately 114,683 with an exercise price between $2.25 and $4.05 per Share) and approximately 36,837 are not exercisable within such period (including 36,837 with an exercise price of between $2.25 and $4.05 per Share). Mr. Giaimo would have sole power to vote the approximately 243,027 Shares underlying the currently exercisable Options, if such Options were exercised.

(8) Includes: (a) 203,498 directly owned Shares; (b) options to purchase 75,000 Shares granted under the Stock Option Plan at an exercise price of $1.125 per Share; and (c) options to purchase 30,000 Shares under the Stock Option Plan at an exercise price of $1.00 per Share. Of the 203,498 Shares directly owned by Mr. Von Hengst, 395 are subject to the terms of a voting agreement described in clause (c) of Note 7 and 182,881 are subject to the terms of a voting agreement described in clause (d) of Note 7.

(9) Includes: (a) 994,000 directly owned Shares; (b) options to purchase 8,000 Shares granted under the 1996 Non-Employee Director Stock Option Plan, exercisable at the prices set forth in Note 5 above; and (c) options to purchase 5,000 Shares granted under the 1991 Stock Option Plan at an exercise price of $4.05 per Share. Of the 994,000 Shares directly owned by Mr. Kaplan, 158,241 are subject to the terms of a voting agreement described in clause (c) of Note 7.

(10) Includes: (a) 22,222 directly owned Shares; and (b) options to purchase 20,000 Shares granted under the Stock Option Plan at an exercise price of $1.125 per Share.

(11) Includes: (a) 47,570 directly owned Shares; (b) options to purchase 25,004 Shares granted under the Earned Ownership Plan at an exercise price of $.0003 per Share; (c) options to purchase 48,758 Shares granted under the 1991 Stock Option Plan at an exercise price of $4.05 per Share; (d) options to purchase 50,000 Shares granted under the Stock Option Plan at an exercise price of $1.125 per Share; and (e) options to purchase 40,000 Shares granted under the Stock Option Plan at an exercise price of $1.125 per Share.

(12) Includes: (a) 14,334 Shares held of record by Neeb Enterprises, Inc., a corporation wholly-owned by Mr. Neeb and of which Mr. Neeb is President and a Director; (b) options to purchase 12,572 Shares granted under the 1991 Stock Option Plan at the exercise price of $.003 per Share; and
         (c) options to purchase 8,000 Shares granted under the 1996 Non-Employee Director Stock Option Plan, exercisable at the prices set forth in Note 5 above. Of the 14,334 Shares directly owned by Neeb Enterprises, Inc., 1,000 are subject to the terms of a voting agreement described in clause (c) of Note 7.

(13) Includes: (a) 564,729 Shares held of record by the Steiner Family Partnership (Mr. Steiner owns a 25% interest in and is the managing partner of The Steiner Family Partnership and, therefore, may be deemed to beneficially own all Shares held of record by such partnership (except to the extent of his 25% ownership interest in The Steiner Family Partnership, Mr. Steiner disclaims beneficial ownership of such Shares)); (b) 50,000 Shares held by the Branch Group, Inc. 401(k) Profit Sharing Plan (Mr. Steiner is sole trustee of the Branch Group, Inc. 401(k) Profit Sharing Plan and one of a number of beneficiaries thereof, holding an approximate 7% interest in the plan); (c) options to purchase 5,000 Shares under the 1991 Stock Option Plan at the exercise price of $4.05 per Share; and (d) options to purchase 8,000 Shares under the 1996 Non- Employee Director Stock Option Plan, exercisable at the prices set forth in Note 5 above.

(14) Includes: (a) options to purchase 16,920 Shares granted under the 1991 Stock Option Plan at an exercise price of $4.05 per Share; (b) options to purchase 4,204 Shares granted under the Earned Ownership Plan at an exercise price of $.0003 per Share; and (d) options to purchase 50,000 Shares granted under the Stock Option Plan at an exercise price of $1.125 per Share.

(15) Includes: (a) 55,000 directly-owned shares purchased from the Company on March 24,2000 pursuant to a certain Stock Purchase Agreement between the Company and Mr. Abbott; and (b) 45,000 shares Mr. Abbott is required to purchase from the Company, under the terms of the Stock Purchase Agreement, within ninety (90) days from the date thereof, at $0.50 per share.

(16) The total Shares beneficially owned by all directors and executive officers as a group was calculated by taking the sum of all Shares beneficially- owned by each director and executive officer, as reflected in the table, and reducing that number to avoid double counting of those Shares which are subject to a proxy given to Mr. Giaimo, as follows: (a) 1,000 Shares held by Ms. Britton; (b) 31,672 Shares held by Mr. Collier; (c) 183,276 Shares held by Mr. Von Hengst; and (d) 158,241 Shares held by Mr. Kaplan.

                              ELECTION OF DIRECTORS

DIRECTORS

         The Board currently consists of seven directors whose terms continue until the next annual meeting of stockholders, or until their respective successors are elected and have qualified. At each annual meeting, directors are elected for a term of one year to succeed those directors whose term expires.

         The election of each director requires the affirmative vote by holders of a plurality of the outstanding Shares present and entitled to be voted at the Meeting. The persons named in the proxy solicited by the Board will vote, unless the proxy is marked otherwise, to elect the persons identified in the table below. If a nominee is unable to serve as a director, the persons acting under the proxy may vote the proxy for the election of a substitute. It is not currently contemplated that any nominee will be unable to serve. The board recommends that stockholders vote FOR the nominees listed below.

                                                            Director
                    Name                          Age        Since                         Position
                    ----                          ---       --------                       --------
Robert T. Giaimo.............................      48         1996        Chairman of the Board, President, Chief
                                                                          Executive Officer, and Treasurer
Catherine Britton............................      46         1996        Director
Michael Collier..............................      45         1999        Director
Ype Von Hengst...............................      49         1996        Director, Vice President, Executive
                                                                          Chef, and Secretary
Edward H. Kaplan ............................      61         1996        Director
Louis P. Neeb ...............................      61         1996        Director
Charles M. Steiner ..........................      58         1996        Director

          Robert T. Giaimo has been the Company's Chairman of the Board, President, Chief Executive Officer and Treasurer since March 1996. In 1987 Mr. Giaimo developed and popularized the Silver Diner concept with Ype Von Hengst after conducting a one year national tour of diner-style restaurants. Mr. Giaimo has been the Co- Founder, Director, President, Chief Executive Officer and Treasurer of Silver Diner Development, Inc. since its inception in 1987. Mr. Giaimo was president, chief executive officer and director of Monolith Enterprises, Inc. ("Monolith") from 1971 to January 1987. From 1972 through 1976, Mr. Giaimo co- founded and operated, through Monolith, Blimpies Restaurant in Georgetown. In 1977, Mr. Giaimo co-founded and operated, through Monolith, The American Cafe restaurant, an innovative, award-winning restaurant chain which was one of the first restaurants to promote "American cuisine" and helped popularize the croissant sandwich. In 1985, Mr. Giaimo sold The American Cafe to W.R. Grace & Co. Mr. Giaimo graduated from the Business School of Georgetown University in 1974 and Harvard University's Smaller Company Management Program in 1982. He is a member of the Young President's Organization and serves as a Director and Co- chairman of Development. In 1993, Mr. Giaimo received an "Entrepreneur of the Year" award from Inc. Magazine in conjunction with Ernst & Young and Merrill Lynch. Mr. Giaimo is married to Catherine Britton.

          Catherine Britton has been a Director since March 1996 and was a director of Silver Diner Development, Inc. from July 1995 until March 1996. She assisted with marketing and design of Silver Diner restaurants and has been involved with menu development and concept evolution since Silver Diner Development, Inc.'s inception. She also participated extensively in the development of Silver Diner restaurants. Ms. Britton graduated from Georgetown University in 1975, receiving a Bachelor of Arts degree in Philosophy. Ms. Britton earned a Masters Degree in Special Education from George Washington University in 1978. Ms. Britton is married to Robert T. Giaimo.

          Michael Collier has been a Director since March 1999, when he was elected to fill the vacancy left by Clinton A. Clark's resignation. Mr. Collier is the President of Uniwest Group, Inc. and Uniwest Construction, Inc., companies which handle business in the area of real estate development and general contracting and which serve as the developer and general contractor for the Company's diners. He is also President of Atlantic Environmental Services, Incorporated, a full-service environmental company.

         Ype von Hengst has been a Director, Vice President, Executive Chef and Secretary since March 1996 and co-founder, director, vice president of culinary operations, and executive chef of Silver Diner Development, Inc. since 1987. Mr. Hengst was a director of operations of "Dominiques" restaurant in Washington, D.C. from May through September 1987. From 1984 to 1987, Mr. Hengst was corporate executive chef and director for Food Service for The American Cafe and was responsible for the central kitchen and bake shop, menu changes, and food preparation for all seven American Cafe restaurants. From 1981 to 1984, Mr. Hengst was corporate executive chef for Restaurant Associates in New York, New York, where he supervised over fifteen diverse full-service restaurants. From 1976 to 1981, Mr. Hengst held executive chef positions in Charlotte, North Carolina, Cleveland, Ohio, Houston, Texas, and New York, New York. Prior to 1976, Mr. Hengst worked as a chef in Europe.

         Edward H. Kaplan has been a Director since March 1996 and was a director of Silver Diner Development, Inc. from 1987 until March 1996. He is a real estate developer and investor and has served since 1983 as a Director of Palmer National Bank, Washington, D.C. and subsequently, its successor, George Mason Bankshares until April 2, 1998, when George Mason merged into United Bankshares and now serves on the board of directors of United Bankshares of Virginia. Mr. Kaplan received his B.A. from the University of Pennsylvania, Wharton School in 1961. Mr. Kaplan served as President of the United Jewish Appeal Federation of Greater Washington from 1989 to 1991, President of the United Jewish Endowment Fund from 1992 to 1997, and currently is a member of the Maryland Public Television Commission and the Maryland Public Television board of directors.

          Louis P. Neeb has been a Director since March 1996 and was a director of Silver Diner Development, Inc. from 1994 until March 1996. Mr. Neeb is currently the president of Neeb Enterprises, Inc., a corporation which provides management consulting services and oversees the operation of an affiliated restaurant company, and chairman of the board and chief executive officer of Mexican Restaurants, Inc., formerly Casa Ole Restaurants, Inc. He was the president and chief executive officer of The Spaghetti Warehouse, Inc. from July 1991 until January 1994 and of Geest Food USA from 1989 until 1991. From 1982 until 1987, he served as president and chief executive officer of Creative Food N Fun, a subsidiary of W.R. Grace & Co. From 1985 until 1987, be served as president and chief executive officer of a W.R. Grace & Co. affiliate, Taco Villa, Inc. Mr. Neeb was employed by The Pillsbury Company from 1973 until 1982. From 1980 to 1982, he served as an executive vice president of The Pillsbury Company and as chairman and chief executive officer of its affiliate, Burger King Corporation. In 1973, he was director of operations at Steak & Ale Restaurants, Inc. another affiliate of The Pillsbury Company. His leadership role with Steak & Ale Restaurants, Inc. continued until 1980, after serving as vice president of operations and eventually president and chief operating officer. Currently, Mr. Neeb serves as a director of CEC Entertainment and Franchise Finance Corporation of America, Inc., both publicly traded companies. Mr. Neeb received a BBA in marketing from Notre Dame University in 1961 and an MBA from George Washington University in 1969.

          Charles M. Steiner has been a Director since March 1996. Mr. Steiner was a director of Silver Diner Development, Inc. from 1987 until March 1996. He is the chief executive officer of Branch Group, Inc., an electric distributor. In 1975, Mr. Steiner founded IMARK, an electric cooperative, and in 1991 founded EDIC, a distribution insurance company. He is a former director and officer of the National Association of Electric Distributors (NAED). He received a B.B.A. in Accounting from the University of Pittsburgh in 1963.

         There is no family relationship between any of the Company's directors or officers except that Catherine Britton is the wife of Robert T. Giaimo. There are no arrangements between any director of the Company and any other person pursuant to which he was selected as a director.

Non-Director Executive Officers

          Timothy Cusick has been Area Director of Operations since July 1996 and has been a member of the executive management since April 1998. Mr. Cusick joined the Company in October 1992 and served as a restaurant manager and owner operator until 1996. Mr. Cusick's employment with the Company is anticipated to terminate in May 2000, at which time his duties and responsibilities will be assumed by Mr. Jon Abbott.

         Jon Abbott joined the Company in April 2000 and will assume the duties and responsibilities of Vice President of Operations following Mr. Cusick's departure in May 2000. Mr. Abbott has twenty years of operating experience in casual dining restaurant concepts, most recently with Damons International, Inc., a restaurant chain based in Columbus, Ohio, where he served as Director of Operations from 1997 to 2000. Prior thereto, Mr. Abbott served as Regional Manager for Cooker Restaurant Corporation from 1985 to 1997.

         Patrick Meskell has been Senior Vice President, Human Resources since January 1996. Mr. Meskell was an independent consultant to institutions, specializing in the areas of risk management system design and implementation from 1988 to 1992 and Director of Organizational Development & Management & Operations Training for the Student Loan Marketing Association from 1992 to 1995.

          Craig Kendall has been Vice President, Finance since November 1998. From 1988 to 1998, Mr. Kendall was a senior financial officer for Team Washington, Inc., one of the nation's largest Domino Pizza franchises, which operates in the Washington, D.C. metropolitan area.

Meetings and Committees of the Board of Directors

         The Board held seven meetings (including telephonic meetings) during the year ended January 2, 2000. During the year ended January 2, 2000, each director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he/she was a director) and the total number of meetings held by all Board committees on which he/she served (during the periods that he/she served as a member). The Board has a standing audit committee, a standing compensation committee, but it does not have a standing nominating committee.

         The audit committee, composed of Messrs. Steiner, Chairman, and Kaplan, held one (1) meeting regarding the financial statements for the year ended January 2, 2000. The principal functions of the audit committee are to make recommendations to the Board regarding the selection of the Company's independent accountants, to consult with the Company's independent accountants and financial and accounting staff, and to review and report to the Board with respect to the scope of audit procedures, accounting practices, and internal accounting and financial controls.

         The compensation committee, composed of Messrs. Steiner, Chairman, and Neeb held one (1) meeting during the year ended January 2, 2000. The principal functions of the compensation committee are to review and make recommendations to the Board on all compensation and hiring issues that relate to officers and senior staff members.

Section 16(a) Beneficial Ownership Reporting Compliance

         To the Company's knowledge, based solely upon a review of reports and other information furnished to it by its directors, officers, greater than 10% beneficial owners of the Company, and other persons subject to the reporting requirements (collectively, the "Reporting Persons"), all reports required to be filed by such Reporting Persons under Section 16(a) of the Securities Exchange Act of 1934, as amended, were duly filed during the year ended January 2, 2000.

Executive Compensation

         The following table sets forth summary information concerning compensation paid by the Company to each of the Company's executive officers whose aggregate annual cash compensation exceeded $100,000 for fiscal year 1999.

                                                   Summary Compensation Table

                                         Annual Compensation                           Long-term Compensation Awards
                                         -------------------                           -----------------------------
                                                                                     Awards                      Payouts
                                                                                     ------                      -------
                                                                                           Securities
                                                          Other Annual     Restricted      Underlying      LTIP      All Other
                                      Salary     Bonus    Compensation       Stock          Options/      Payouts   Compensation
Name and Principal Position   Year      ($)       ($)          ($)        Award(s)($)        SARS(#)        ($)         ($)
---------------------------   ----    ------     -----    ------------    -----------      ----------     -------   ------------
Robert T. Giaimo              1999    258,315         0      18,000            0                0            0       57,061 (3)
Chairman of the Board,        1998    269,544         0      18,000            0         $550,000 (1),(2)    0       56,358 (3)
President, Chief Executive    1997    250,000    50,000      18,000            0                0            0       49,037 (3)
Officer and Treasurer

Ype Von Hengst                1999    145,173         0      26,000            0          150,000 (4)        0       27,535 (7)
Director, Vice President,     1998    129,144         0       6,000            0          205,000 (5),(6)    0       27,535 (7)
Executive Chef and Secretary  1997    105,000    12,500       6,000            0                0 (2)        0       27,573 (7)

Patrick Meskell               1999    101,769     5,000       6,000            0          200,000 (8)        0            0
Senior Vice President, Human  1998    103,579     5,000       6,000            0          155,000 (9),(6)    0            0
Resources                     1997     93,690    17,500       6,000            0                0 (2)        0            0

Timothy Cusick                1999    101,769         0       6,000            0                0            0            0
Area Director of Operations   1998    103,579         0       6,000            0          155,000 (9),(6)    0            0
                              1997     94,792    12,500       6,000            0                0 (2)        0            0

Craig Kendall                 1999    120,192         0       6,000            0          100,000 (10)       0            0
Vice President, Finance       1998     17,875    10,000           0            0           55,000 (11),(6)   0            0
                              1997          0         0           0            0                0            0            0

--------------
(1) Includes an option to purchase up to 400,000 Shares at $1.238 per Share through December 14, 2003, which vests, or has vested, except as provided in Note 2 below, as follows: (a) 120,000 on December 29, 1998,
         (b) 80,000 on December 29, 1999, (c) 80,000 on December 29, 2000, and
         (d) 120,000 on December 29, 2001. Also included is an option to purchase up to 150,000 Shares at $0.625 per Share through December 14, 2008, which was to vest 100% on September 15, 2008, except that 100% of the option could vest earlier under certain circumstances. Mr. Giaimo elected to cancel the foregoing option for 150,000 Shares during 1999.

(2) An additional 18% of the option may vest earlier each time the market price of the Shares is initially greater than $5.00 per Share, $7.50 per Share and $10 per Share, with the option vesting 100% when the market price is greater than $12.00 per Share.

(3) Includes the annual premiums the Company paid on a $3,000,000 split dollar life insurance policy on the life of Mr. Giaimo. The 1996 amount includes $12,000 in term life insurance premiums for Mr. Giaimo paid by SDDI.

(4) Includes an option to purchase up to 150,000 Shares at $1.00 per Share through December 7, 2009, which vests or has vested 30,000 Shares annually commencing on January 1, 2000.

(5) Includes an option to purchase up to 55,000 Shares at $0.625 per Share through December 14, 2008, which vests 100% at December 31, 2005, except as provided in Note 6 below. Also includes an option to purchase up to 150,000 Shares at $1.125 per Share through December 28, 2007, which vests or has vested, except as provided in Note 2 above, as follows: (a) 45,000 Shares on December 29, 1998, (b) 30,000 on December 29,1999, (c) 30,000 on December 29, 2000, and (d) 45,000 on December
         29, 2001.

(6) The Compensation Committee of the Board amended the performance criteria to provide that the option would vest to the extent of 20,000 Shares on December 31, 1999 if the Company's actual net income for 1999 exceeded the Company's budgeted net income by up to $100,000. However, the performance criteria for fiscal year 1999 were not achieved, and no Shares vested for such period. The Compensation

         Committee also provided that the option may vest earlier in fiscal year 2000, as follows: (a) 25,000 Shares may vest immediately if the Company's actual net income for 2000 exceeds the Company's budgeted net income by at least $300,000; (b) 20,000 Shares may vest immediately if the Company's actual net income for 2000 exceeds budgeted net income by $200,000 or more but less than $300,000; (c)15,000 Shares may vest immediately if the Company's actual net income for 2000 exceeds budgeted net income by $100,000 or more but less than $200,000; and (d) 10,000 Shares may vest immediately if the Company's actual net income for 2000 exceeds budgeted net income by less than $100,000. The Board has the ability to set other performance criteria for accelerating the vesting of the option in future years.

(7) Includes the annual premiums the Company paid on a $1,500,000 split dollar life insurance policy on the life of Mr. Von Hengst.

(8) Includes an option to purchase up to 200,000 Shares at $1.00 per Share through December 7, 2009, which vests or has vested 40,000 Shares annually commencing on January 1, 2000.

(9) Includes an option to purchase up to 55,000 Shares at $0.625 per Share through December 14, 2008, which vests 100% at December 31, 2005, except as provided in Note 6 above. Also includes an option to purchase up to 100,000 Shares at $1.125 per Share through December 28, 2007, which vests, except as provided in Note 2 above, as follows: (a) 30,000 Shares on December 29, 1998, (b) 20,000 on December 29,1999, (c) 20,000
         on December 29, 2000, and (d) 30,000 on December 29, 2001.

(10) Includes an option to purchase up to 100,000 Shares at $1.125 per Share through March 17, 2009, which vests or has vested, 20,000 Shares annually commencing on March 18, 2000.

(11) Includes an option to purchase up to 55,000 Shares at $0.625 per Share through December 14, 2008, which vests 100% at December 31, 2005, except as provided in Note 6 above.

Stock Options

         The following table provides information as to options granted the Company's executive officers during the year ended January 2, 2000. No stock appreciation rights have been granted or are outstanding.

                     Options/SAR Grants in Last Fiscal Year

                                                 Percent of
                                 Number of     Total Options/
                                 Securities     SARs Granted
                                 Underlying     to Employees                                 Market                  Grant
                                  Options/     in Fiscal Year   Exercise of                  Price       Expira-      Date
                                    SARs           Ended        Base Price     Date of      on Date        tion     Present
            Name                Granted (#)       01/02/00        ($/Sh)        Grant       of Grant       Date     Value $
            ----                -----------    --------------   -----------    -------      --------     -------    -------
Robert T. Giaimo...............         0            --             --           --            --           --         --
Timothy Cusick.................         0            --             --           --            --           --         --
Craig Kendall..................   100,000           22.2          $1.125      03/18/99       $1.125      03/17/09      --
Patrick Meskell................   200,000           44.4          $1.000      12/08/99       $1.000      12/07/09      --
Ype Von Hengst.................   150,000           33.3          $1.000      12/08/99       $1.000      12/07/09      --

--------------
(1) As of January 2, 2000 options for 1,592,900 Shares under the Stock Option Plan were outstanding.

         The following table provides information as to the outstanding options at January 2, 2000 held by the following executive officers. No stock appreciation rights are outstanding.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      And Fiscal Year End Option/SAR Values

                                                         Number of Securities                   Value of Unexercised
                                                        Underlying Unexercised               In-the-money Options/SARs
                                                    Options/SARS at Fiscal Year End            at Fiscal Year End (*)
                       Shares                       -------------------------------            ----------------------
                      Acquired
                         on            Value
       Name         Exercise (#)   Realized ($)   Exercisable (#)   Unexercisable (#)   Exercisable (#)    Unexercisable (#)
       ----         ------------   ------------   ---------------   -----------------   ---------------    -----------------
Robert T. Giaimo         0              0             280,000             120,000                  0                   0
Ype Von Hengst           0              0             105,000             250,000                  0              18,920
Patrick Meskell          0              0             163,862             291,254             24,221              18,920
Timothy Cusick           0              0              71,124             111,417              4,072              18,920
Craig Kendall            0              0              20,000             135,000                  0              18,920

(*) Represents the difference between the fair market value of the Shares subject to the options, based on the closing price of $0.969 for the Shares on December 31, 1999 (the final trading day for the fiscal year ended January 2, 2000), and the exercise prices of the options.

Benefit Plans

         The Company provides insurance benefits to its officers and other employees, including health, dental, and life insurance, subject to certain deductibles and co-payments by employees.

Employment Agreements

         Founder's Employment Agreement. The Company and Robert T. Giaimo entered into a Founder's Employment Agreement on August 28, 1995, effective as of March 27, 1996, and amended on November 9, 1998. The base compensation under the Founder's Employment Agreement is $240,000 per annum, increased annually at a minimum amount equal to the increase in the Consumer Price Index for the Washington, D.C., Maryland, and Virginia metropolitan area (the "Base Compensation"). Benefits under the agreement include four weeks paid vacation, health and dental insurance, life and disability insurance, director and officer liability insurance and a $3,000,000 "split-dollar" life insurance agreement. Perquisites include an up to $500 per month car allowance, an education fee of $1,000 per month, and free shift meals.

         The Founder's Employment Agreement had an initial term of five years and, starting on its first anniversary, was renewable for five years from each anniversary. If at any such anniversary the Board does not renew, the agreement will expire five years from such anniversary (the five-year period beginning on such anniversary is referred to as the "Expiration Term"). The Founder's Employment Agreement was renewed on December 15, 1999 and, as renewed, expires in March 2005. The Board will consider renewal of the Founder's Employment Agreement at its December 2000 Board meeting.

         During the Expiration Term, Mr. Giaimo may, upon at least sixty days prior written notice, terminate the Founder's Employment Agreement immediately and such termination shall be an "Involuntary Resignation." If an Involuntary Resignation occurs, Mr. Giaimo shall be entitled to a severance amount equal to:
(i) his base compensation, including all bonuses, for the immediately preceding fiscal year (the "Annual Amount"), (ii) divided by 365, and (iii) multiplied by the number of days remaining in the Expiration Term, provided that the severance amount paid to Mr. Giaimo due to an Involuntary Resignation shall not exceed three times the Annual Amount.

         Mr. Giaimo may also terminate the agreement by reason of a material breach by the Company (as specified in the Founder's Employment Agreement). If Mr. Giaimo terminates the Founder's Employment Agreement within the first five years of the agreement for a material breach by the Company, he shall be entitled to receive the Annual Amount multiplied by ten. If the material breach occurs after the first five years of the agreement, the Annual

Amount shall be multiplied by five. Additionally, if a termination for a material breach occurs prior to the earlier of (i) the end of the first five years of the agreement, or (ii) the completion of an underwritten public offering of the Company's Shares from which it realizes $15,000,000, then the Company shall be obligated, at the employee's option, to purchase all of Mr. Giaimo's Shares at fair market value.

         The Company may terminate the agreement upon the death or disability of Mr. Giaimo or for cause. If terminated for death, the Mr. Giaimo's estate shall be entitled to receive all accrued compensation plus a severance amount equal to one year's Base Compensation (as adjusted to the date of death). The decedent's family will also be provided health insurance for one year from date of death. If terminated for disability, Mr. Giaimo shall be entitled to receive all accrued compensation plus a severance amount equal to his then current Base Compensation for a period of five years, but reduced dollar for dollar by all amounts received by the employee under disability insurance. If terminated for cause, Mr. Giaimo shall be entitled to receive all accrued compensation.

         Executive Employment Agreement. The Company and Ype Von Hengst entered into an Employment Agreement effective as of November 9, 1998. The base salary under the Employment Agreement is $125,000 per annum through December 31, 1998, $150,000 per annum from January 1, 1999 through December 31, 1999, and increased annually at a minimum amount equal to the increase in the Consumer Price Index for the Washington, D.C., Maryland, and Virginia metropolitan area beginning January 1, 2000 (the "Base Salary"). Benefits under the agreement include health and dental insurance, life and disability insurance, and participation in stock options, bonus plans and other benefit plans customarily made available to executive employees of the Company.

         In consideration of Mr. Von Hengst entering into the agreement, the Company extended a $100,000 non-recourse loan (the "Loan") to Mr. Von Hengst, subject to his execution of a promissory note and secured by his 182,881 Shares in the Company (the "Collateral"). Beginning December 31, 1999, Mr. Von Hengst is also entitled to an annual bonus of an amount equal to $20,000 plus accrued and unpaid interest on the Loan (the "Bonus"). The Bonus is not paid directly to Mr. Von Hengst, but is applied to repay the outstanding principal and interest under the Loan. As of May 15, 2000, the balance due is $80,000. The term of the Employment Agreement is from November 9, 1998 to December 31, 2003.

         Under the Employment Agreement, Mr. Von Hengst agrees, except as required by the performance of his duties, not to disclose or use any Confidential Information of the Company or its affiliates, which is defined as all information disclosed to him or known by him as a consequence of or through his employment with the Company where such information is not generally known in the trade or industry and where such information refers or relates in any manner to the business activities of the Company. During the term of the Employment Agreement and for a period of twelve consecutive months after the termination of the Employment Agreement, Mr. Von Hengst agrees, except as required by the performance of his duties, not to induce, attempt to induce, counsel, advise, solicit or encourage any person to leave the employ of the Company or, with respect to any person who had left the employ of the Company within the previous six months, not to engage in any of the above activities in connection with such former employee's acceptance of employment with any person or entity other than the Company. For a period of twelve consecutive months after the termination of the Employment Agreement for any reason other than a termination without cause, Mr. Von Hengst agrees not to (i) engage in the "diner business" anywhere in the United States; (ii) engage in competition with the Company within a 10 mile radius of any Company owned or franchised facility or planned facility; or (iii) directly or indirectly, either individually or in any other capacity, work for, consult with or otherwise assist Movenpick, its parent corporation, affiliates and subsidiaries, in the development of "diners."

         Mr. Von Hengst may terminate his Employment Agreement at any time upon sixty days written notice ("Voluntary Resignation"). Upon receipt of such notice, the Company may elect to relieve Mr. Von Hengst of any or all of his duties or terminate him immediately. The Company may terminate the agreement for cause (as that term is defined in the Employment Agreement), upon the death or disability of Mr. Von Hengst, or without cause. If the agreement is terminated by Voluntary Resignation or for cause, (i) the Company's obligation to pay the Base Salary, Bonus and medical benefits shall cease immediately on the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest immediately with the Company. If the agreement is terminated for death (i) the Company's obligation to pay the Base Salary, Bonus and medical benefits shall cease immediately on the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs). If terminated for disability, defined as the inability to perform the essential function of the job, with or without accommodation, for at least 180 consecutive days, (i) Mr. Von Hengst's right to the Base Salary and Bonus shall cease on the date of termination,
(ii) the Company shall make the medical benefits available to Mr. Von Hengst for a period of eighteen months following termination, the costs of which shall be paid by the Company for the first twelve months of such period; and (iii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs). If terminated without cause, (i) Mr. Von Hengst shall be entitled to the Base Salary, Bonus, and medical benefits for a one year period commencing with the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs).

         Officer Employment Agreements. The Company entered into letter agreements on March 4, 1999, with Craig Kendall, Timothy Cusick, and Patrick Meskell. Mr. Meskell's letter agreement on March 4, 1999, supersedes his letter agreement with the Company dated December 4, 1995. In addition, the Company entered into a letter agreement dated March 24, 2000, with Jon Abbott, who joined the Company on April 10, 2000. The agreements provide for Mr. Kendall's employment as Vice President, Finance with a base salary of $125,000 per annum, Mr. Cusick's employment as Area Director of Operations with a base salary of $104,000 per annum, Mr. Meskell's employment as Senior Vice President, Human Resources with a base salary of $104,000, and Mr. Abbott's employment as Vice President of Operations following Mr. Cusick's anticipated departure in May 2000, with a base salary of $150,000, with future adjustments to each employee's base salary to be determined by the Board. In addition, each employee is entitled to (i) participate in bonus and stock option plans made available to executive employees of the Company; (ii) receive a $500 per month car allowance,
(iii) receive life insurance coverage in the amount of $500,000; (iv) participate in group health and dental plans generally offered to employees of the Company; (v) receive long term disability insurance coverage in amount of approximately 60% of the employee's base salary per month, subject to a 90 day initial waiting period; (vi) receive three weeks paid vacation that does not accrue or carry over from one year to the next; and (vii) receive sick leave and other benefits, in accordance with the Company's policies for its executives. Each employee agrees to enter into confidentiality and non-competition agreements with the Company. Mr. Abbott's agreement also provides for a $32,500 loan to cover the cost of relocation, plus $5,000 to cover the cost of temporary housing in connection with relocating. The $32,500 loan is to be forgiven on December 31, 2001 if Mr. Abbott remains in the employment of the Company through such date. Under the agreement, Mr. Abbott was granted an option to purchase 100,000 shares which vest as follows: 30% on December 31, 2001; 20% per year on December 31, 2002; 20% on December 31, 2003; and 30% on December 31, 2004. The agreement also provides for the investment by Mr. Abbott of $50,000 in the Company by acquiring shares at 50% of the market price at March 23, 2000. Mr. Abbott acquired 55,000 shares for $27,500 on March 24, 2000, and is obligated within 90 days thereof to acquire an additional 45,000 shares for $22,500. Under the agreement, the Company has the right to buy back the shares at their purchase price within 60 days if Mr. Abbott terminates his employment with the Company during the first three years. The Company also has the right to liquidate the shares and apply the proceeds to repayment of the $32,500 loan to Mr. Abbott from the Company if Mr. Abbott resigns prior to December 31, 2001.

         Each of the agreements is terminable at any time by either party thereto. However, if the Company terminates the agreement, the Company will pay the employee all base salary earned but unpaid on the date of resignation plus three months base salary, except for Mr. Abbott who will continue to receive his base salary through a period which will be the greater of (i) 12 months from the date his employment began, or (ii) the earlier of (x) six months from the date of termination or (y) Mr. Abbott's employment by another employer. If the employee resigns after providing at least three months prior notice, the Company will pay the employee all base salary earned but unpaid on the date of resignation plus three months base salary payable after resignation on the same schedule as the salary that was paid before resignation. If the employee resigns without providing at least three months prior notice, (i) all stock options and all stock purchase rights granted under the Stock Option Plan to the employee
(a) subsequent to March 1, 1999, (b) on December 15, 1997, and (c) to Mr. Cusick and Mr. Meskell on December 29, 1997 will be terminated on the date of resignation; and (ii) the employee will sell and the Company will purchase all Shares of the Company acquired by the employee pursuant to stock options or stock purchase rights within six months prior to the date of resignation at a purchase price equal to the price paid for the Shares.

Non-Employee Director Compensation

         During the year ended January 2, 2000, each of the Company's non-employee directors, other than Michael Collier, who became a director in March 1999 to fill the vacancy left by Clinton A. Clark, received an option to purchase 1,000 Shares on April 1, 1999 under the 1996 Non-Employee Director Stock Option Plan as in effect prior to its amendment in June 1999. Such options may be exercised at a price equal to 100% of the fair market value on the date of grant, are exercisable at any time in whole or in part for a period of three years from the date of grant, and vest immediately. On June 18, 1999, upon the amendment of the plan pursuant to the approval given by the stockholders at the annual stockholder meeting held on such date, all of the non-employee directors, including Mr. Collier, received an option to purchase 4,000 Shares. Such options may be exercised at a price equal to 100% of the fair market value on the date of grant, vest and become exercisable in whole or in part one year after the date of grant for a period of ten years from such date. Other than the option grants and the reimbursement of certain expenses, non-employee directors received no other compensation for service as directors for the year ended January 2, 2000.

Report to Stockholders on Compensation

         The Compensation Committee of the Board is composed solely of non-employee directors. The Compensation Committee determines all aspects of the compensation to be paid to the Company's executive officers. The Company's executive compensation program is designed to promote the following objectives:
(i) to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long term success of the Company; (ii) to align management's interests with the Company's by tying a portion of the executive's compensation to the Company's performance; and
(iii) to align management's interests with stockholders by including long term equity incentives as part of the executive's compensation. The compensation of the Company's executive officers includes cash compensation, long-term incentive compensation in the form of stock options, and participation in various benefit plans, most of which are generally available to employees of the Company.

         Cash Compensation. Cash compensation of the Company's executive officers consists of a base salary and, if earned, an annual performance bonus. The Compensation Committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. In formulating these recommendations, the Chief Executive Officer considers the overall performance of the Company and base salaries of executive officers at similarly situated restaurant companies, taking into consideration the individual experience of these officers, and conducts an informal evaluation of individual officer performance. Final decisions on any adjustments to the base salary for executives, other than the Chief Executive Officer, are made by the Committee in conjunction with the Chief Executive Officer. The Committee's evaluation of the recommendations by the Chief Executive Officer considers the same factors outlined above and is subjective with no particular weight assigned to any one factor. The Committee considers the factors outlined above in evaluating the base salary of Robert T. Giaimo, the Company's Chief Executive Officer.

         The Company's management, including executive officers, are eligible to receive annual incentive awards based on the Company's financial performance and the efforts of its executives. Performance is measured based on restaurant-level profitability, control of corporate overhead expenses and timely achievement of store development schedule. With the exception of Patrick Meskell, no executive officer received a cash bonus for the year ended January 2, 2000.

         During the year ended January 2, 2000, the Company entered into new or amended employment agreements with Ype Von Hengst, Craig Kendall, Timothy Cusick and Patrick Meskell. Under the employment agreements, each executive officer receives compensation that reflects the market value of the services they render. Mr. Giaimo's employment agreement was renewed for a term expiring March 2005, provided that his maximum termination benefit be three times his base compensation, including bonuses. In March 2000, the Company entered into an employment agreement with Jon Abbott, who began work at the Company on April 10, 2000. The terms of Mr. Abbott's employment agreement are described above under "Employment Agreements--Officer Employment Agreements."

         Stock Options. The executive officers, as well as other key employees, are eligible to participate in the Company's Stock Option Plan. The purpose of the Stock Option Plan is to provide increased incentives to salaried employees, to encourage new employees to become affiliated with the Company and to align the interests of such persons with those of the Company's stockholders. The Stock Option Plan is administered by the Compensation Committee. The Compensation Committee has the authority to determine the individuals to whom the stock options are awarded, the terms upon which option grants shall be made and the number of Shares subject to each option, all subject to the terms and conditions of the Stock Option Plan.

         In the year ended January 2, 2000, options for 450,000 Shares were granted to executive officers under the Stock Option Plan as follows: (i) Craig Kendall was granted an option to purchase 100,000 Shares; (ii) Patrick Meskell was granted an option to purchase 200,000 Shares; (iii) Ype Von Hengst was granted an option to purchase 150,000 Shares. In March 2000, Jon Abbott was granted an option to purchase 100,000 shares. Each option granted under the Stock Option Plan is an incentive option that is exercisable at a price equal to 100% of the fair market value of the Shares on the date of grant.

         Other Compensation. The Company provides certain other benefits to the executive officers, such as health insurance, that are generally available to Company employees. In addition, officers and key employees of the Company may be eligible to receive supplemental disability coverage, automobile allowance and insurance benefits.

Performance Graph

         Set forth below is a line graph comparing the total cumulative return on the Shares from December 29, 1994 through January 3, 1999 with the CRSP Total Returns Index for U.S. companies traded on the Nasdaq Stock Market (the "Market Group") and an index group of peer companies, the CRSP Total Returns Index for U.S. Nasdaq Stocks for (SIC 5800-5899) eating and drinking companies (the "Peer Group"). The companies in each of the Market Group and the Peer Group were weighted by market capitalization. Returns are based on monthly changes in price and assume reinvested dividends. These calculations assume an initial investment of $100 in the Shares, the Market Group and the Peer Group, with the reinvestment of all dividends paid thereafter. The Company's Shares were traded on the OTC Bulletin Board under the symbol FDTR until March 27, 1996 when it began trading on the Nasdaq National Market under the symbol SLVR.

                             Comparison of Five Year
                             Cumulative Total Return

                             [GRAPH APPEARS HERE]

$600
$550
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0

         |         |                 |                |                 |                |                 |
         | 12/29/94         12/29/95          12/27/96         12/28/97          01/03/99         01/02/00
         ---------------------------------------------------------------------------------------------------
         |
              Total Returns Index       12/29/94      12/29/95       12/27/96       12/28/97        01/03/99     01/02/00
              Silver Diner, Inc.        100.00        109.72         80.56          25.69           16.70        24.92
              The Market Group          100.00        141.82         174.65         206.07          301.11       547.85
              The Peer Group            100.00        122.83         119.41         101.50          138.99       132.26

Related Party Transactions

         Silver Diner Potomac Mills, Inc. Pursuant to lease agreements dated October 14, 1991 and May 27, 1992, the Company leases the Silver Diner restaurant in Potomac Mills, Virginia (the "Potomac Mills Restaurant") from Silver Diner Potomac Mills, Inc. ("SDPMI"), a corporation wholly owned by Robert
T. Giaimo, the Chairman and President of the Company. The leases require the payment of an annual base rent, with annual adjustments based on the Consumer Price Index, and the payment of percentage rent based on gross receipts. The leases expire in late

2011. For the years ending January 2, 2000, January 3, 1999 and December 28, 1997, occupancy costs were $360,000, $355,000 and $350,000, respectively, in rent and related pass through costs associated with the leases.

         The Company assumed a management agreement entered into between RGDI with SDPMI (the "Management Agreement"), which provides that the Company is the exclusive manager of the Potomac Mills Restaurant, is entitled to receive all of the net profits (as defined in the Management Agreement) from the Potomac Mills Restaurant, and is responsible for paying all operating costs and expenses of the restaurant, including rent. The Management Agreement is unlimited in duration and can only be terminated by mutual agreement of the Company and SDPMI, or following notice that the Company failed to meet its management obligations and responsibilities. RGDI has granted the Company an option to purchase the Potomac Mills Restaurant for an amount equal the fair market value, on the date of purchase, as determined by an appraisal.

         Loan to Ype Von Hengst. In connection with his entering into an employment agreement with the Company on November 9, 1998, Ype Von Hengst, a Director and officer of the Company, received a $100,000 loan from the Company, secured by his 182,881 Shares in the Company and bearing interest at 5.25% annually. The loan and accrued interest is to be repaid annually over five years by applying an annual bonus received by Mr. Von Hengst beginning December 31, 1999. Mr. Hengst's bonus for the year ended December 31, 1999 was applied for repayment of the loan.

         Michael Collier and Uniwest Group, Inc. and Affiliates. The Company has from time to time entered into contracts with Michael Collier, a Director, and with Uniwest Group, Inc., a construction corporation of which Michael Collier is the President and a stockholder, and certain affiliates of Uniwest Group, Inc. During the fiscal year ended January 2, 2000, the Company paid (i) Michael Collier approximately $23,600 for real estate consulting services provided to the Company and (ii) Uniwest Construction, Inc. approximately $74,000 for miscellaneous construction and renovation to the existing diners.

         In 1995, the Company entered into a ground lease with 2909 Gallows LC, landlord, covering the Merrifield facility. The landlord is a partnership in which Michael Collier owns a significant limited partnership interest. The lease provides for minimum annual rent of $110,000 in 1998 with fixed escalations in rent payments over the lease term through 2012. During the fiscal year ended January 2, 2000, the Company paid Uniwest Management, Inc. approximately $180,500 as rent on the Merrifield lease.

         Uniwest Construction, Inc. acted as the general contractor for the construction of the diner on the Merrifield property. Michael Collier was not a director of the Company when the lease and construction contract were entered into.

         In December 1999 and in February 2000, the Company entered into fixed price contracts with Uniwest Construction, Inc. to construct two Silver Diner restaurants, one in Virginia Beach, Virginia, and one in Gaithersburg, Maryland. Under the Virginia Beach contract, the Company agreed to build the restaurant on behalf of the landlord by entering into the fixed price contract with Uniwest Construction, Inc., and the landlord agreed to pay the fixed price construction costs of $800,000 and to recover the costs as rental payments under a 20-year lease, which may be extended in five year increments for up to an additional 20 years. The contract for the Gaithersburg restaurant was fixed at $735,200. Each restaurant is to be constructed on real property leased by the Company from an independent third party. Under the contracts, Uniwest Construction, Inc. is obligated to complete construction and deliver the restaurant at Virginia Beach within approximately 150 days from commencement of construction, and the Gaithersburg restaurant within approximately 130 days from commencement of construction. Also under each contract, Uniwest Construction, Inc. is obligated to pay all construction costs exceeding, in the case of the Virginia Beach restaurant, $800,000, and in the case of the Gaithersburg restaurant, $735,200, unless the construction costs arise as a result of changes made by the Company. The standard form of American Institute of Architects contract was used for each restaurant. The Company believes that the terms of the contracts, including prices, were the same as those obtainable from independent third parties.

                             INDEPENDENT ACCOUNTANTS

         The firm of Reznick Fedder & Silverman serve as the Company's independent accountants. Representatives of Reznick Fedder & Silverman are expected to attend the Meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from the stockholders.

                                  OTHER MATTERS

         The Board knows of no other business which may come before the Meeting. If, however, any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                              STOCKHOLDER PROPOSALS

         Any proposal of a stockholder to be presented at the Company's annual meeting of stockholders in 2001, including the nomination of persons to serve on the Board, must be received not later than January 18, 2001 to be included in the proxy materials for that meeting. Any proposal of a stockholder to be presented at the Company's annual meeting of stockholders in 2001 which has not been included in the Company's proxy materials must be received not later than April 3, 2001 to be considered timely. Stockholders submitting proposals should submit them in writing and direct them to the Company's secretary at the Company's principal executive offices via certified mail, return receipt requested, to ensure timely delivery. No stockholders proposals were received with respect to the Meeting scheduled for June 16, 2000.

                          METHOD OF PROXY SOLICITATION

         The entire cost of this solicitation of proxies will be borne by the Company. The Company's directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

                                                      By Order of the Board,

                                                      Ype Von Hengst
                                                      Secretary

                               SILVER DINER, INC.

  FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2000.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SILVER DINER, INC. (THE "COMPANY"). The undersigned holder of shares of Common Stock of the Company (the "Shares") hereby appoints Robert T. Giaimo, Chairman of the Board, President, Chief Executive Officer and Treasurer, or failing him, Ype Von Hengst, Director, Vice President, Executive Chef and Secretary, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the annual meeting of stockholders of the Company to be held on Wednesday June 16, 2000 at 10:00 a.m. (Eastern time), at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190, and at any adjournments thereof (the "Meeting"), and hereby revokes any proxy previously given by the undersigned. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Company.

         Without limiting the general powers hereby conferred, with respect to the following Company proposals, the Shares represented by this proxy are to be:

1. [ ] VOTED FOR the election as directors of all nominees listed below (except as marked to the contrary below), or
    [ ]  WITHHELD FROM VOTING for all nominees listed below.


INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

--------------------------------------------------------------------------------

Robert T. Giaimo      Catherine Britton     Michael Collier       Ype Von Hengst
Edward H. Kaplan      Louis P. Neeb         Charles M. Steiner


2. Voted, in the discretion of Robert T. Giaimo or Ype Von Hengst, on any other matters that may properly come before the meeting or any adjournment thereof.

            (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)

                        (CONTINUED FROM PREVIOUS SIDE)


         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of each of the proposals set forth above.

Please sign exactly as name appears below. When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated_______________, 2000

                                                 ------------------------------
                                                            Signature

                                                 ------------------------------
                                                   Signature, if Held Jointly

     Please Mark, Sign, Date and Return the Proxy Card Promptly Using the
                              Enclosed Envelope.